SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549




                                  SCHEDULE 13G
                                 (RULE 13D-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13D-1(B), (C), AND (D) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13D-2(B)




                                 CANDIE'S, INC.

--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $.001 per share
--------------------------------------------------------------------------------

                           (Title Class of Securities)

                                   137-409-108

--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 April 23, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_]  Rule 13d-1(b)

[X]  Rule 13d-1(c)

[_]  Rule 13d-1(d)


----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 6 Pages

CUSIP No. 137-409-108                  13G                   Page 2 of 6 Pages
________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          SWEET SPORTSWEAR, LLC  (TAX ID: 95-4553362)
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]
________________________________________________________________________________
3.   SEC USE ONLY

________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          California
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES                3,000,000
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY               0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING              3,000,000
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                 0
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          3,000,000
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          12.9%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

          00
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 2 of 6 Pages

CUSIP No. 137-409-108                  13G                   Page 3 of 6 Pages
________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          HUBERT GUEZ
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]
________________________________________________________________________________
3.   SEC USE ONLY

________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          France
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES                0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY               3,000,000
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING              0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                 3,000,000
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          3,000,000
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          12.9%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

          IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 3 of 6 Pages

CUSIP No. 137-409-108                 13G                    Page 4 of 6 Pages


ITEM 1(A).     NAME OF ISSUER:

                    Candie's, Inc.

ITEM 1(B).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                    400 Columbus Avenue
                    Valhalla, New York 10595-1335

ITEM 2(A).     NAME OF PERSON FILING:

                    This statement is filed on behalf of Sweet Sportswear, LLC, a California limited liability company, and Hubert Guez, an individual. Hubert Guez is the Manager of Sweet Sportswear, LLC.

ITEM 2(B).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                    The Principal Business Office of Sweet Sportswear, LLC and the address of Hubert Guez is 5804 E. Slauson Ave., Commerce, California, 90040.

ITEM 2(C).     CITIZENSHIP:

                    Sweet Sportswear, LLC, is a limited liability company organized under the laws of California. Hubert Guez is a citizen of France.

ITEM 2(D).     TITLE OF CLASS OF SECURITIES:

                    Common Stock

ITEM 2(E).     CUSIP NUMBER:

                    137-409-108

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR
        (C), CHECK WHETHER THE PERSON FILING IS A:

                    Not Applicable

(a)  [ ] Broker or Dealer registered under Section 15 of the Exchange Act.

(b)  [ ] Bank as defined in Section 3(a)(6) of the Exchange Act.

(c)  [ ] Insurance Company as defined in Section 3(a)(19) of the Exchange Act.

(d) [ ] Investment Company registered under Section 8 of the Investment Company Act.

(e)  [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).

(f) [ ] An employee benefit plan or endowment fund in accordance with 13d-(b)(1)(ii)(F).

(g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(ii)(G).

(h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.


                               Page 4 of 6 Pages

(i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

(j)  [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


ITEM 4. OWNERSHIP.

          Included in rows 5 through 9 and 11 on page 2 and 3, respectively. Sweet Sportswear, LLC, owns directly 3,000,000 shares of common stock of Candie's, Inc. Hubert Guez is the Manager of Sweet Sportswear, LLC and a Co-Trustee of the Guez Living Trust, dated December 6, 1996, which has a 50% membership interest in Sweet Sportswear, LLC. In such capacities, Mr. Guez may be deemed to have the power to dispose or direct the disposition of the shares held by Sweet Sportswear, LLC, and may be deemed to have the power to vote or direct the voting of such shares.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               Not Applicable

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

               Not Applicable

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               Not Applicable

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

               Not Applicable

ITEM 10. CERTIFICATIONS.

          By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                               Page 5 of 6 Pages

                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                  SWEET SPORTSWEAR, LLC


                                  MAY 3, 2002
                                  -------------------------------
                                             (Date)


                                  /S/ HUBERT GUEZ
                                  -------------------------------
                                             (Signature)


                                  Manager
                                  -------------------------------
                                             (Name/Title)


                                  HUBERT GUEZ

                                  MAY 3, 2002
                                  -------------------------------
                                             (Date)



                                  /S/ HUBERT GUEZ
                                  -------------------------------
                                             (Signature)



                               Page 6 of 6 Pages

                                  EXHIBIT INDEX

1. Joint Filing Agreement.

EXHIBIT 1
                             JOINT FILING AGREEMENT

     In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing of behalf of each of them of the Schedule 13G (and any further amendment filed by them) with respect to the common stock of Candie's, Inc.

                                                   /S/ HUBERT GUEZ
                                                   -----------------------------
                                                   Hubert Guez
                                                   Date: May 3, 2002


                                                   SWEET SPORTSWEAR, LLC


                                                   /S/ HUBERT GUEZ
                                                   -----------------------------
                                                   By:  Hubert Guez
                                                   Title:  Manager
                                                   Date: May 3, 2002